EXHIBIT 10.19.8

EIGHTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Amended and Restated Loan and Security Agreement (“Amendment”) is dated as of April _30__, 2019, by and among C&F FINANCE COMPANY and such other Persons joined to the Loan Agreement as Borrowers from time to time (collectively, the “Borrowers” and each a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (in such capacity, “Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A.        Borrowers, Lenders and Agent are parties to a certain Amended and Restated Loan and Security Agreement dated as of August 25, 2008 (as amended or modified from time to time, the “Loan Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B.         Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1.         Amendment.

(a)        Upon the effectiveness of this Amendment the Loan Agreement is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Exhibit A.

(b)        Schedule 7.14/Deposit Accounts.  Schedule 7.14/Deposit Accounts to the Loan Agreement is attached hereto.

2.         Effectiveness Conditions.  This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a)        Execution and delivery by Borrower and Lenders to Agent of this Amendment;

(b)        Delivery by Borrower to Agent of fully executed copies of the amendments to the Citizens and Farmers Subordinated Debt Documents;

(c)        Delivery to Agent of a certified copy of resolutions of each Borrower’s directors, members or managers, as applicable, authorizing the execution, delivery and performance of this Amendment and the amendment to the Citizens and Farmers Subordinated Debt Documents.

(d)        Execution and/or delivery by the parties of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

3.         Representations and Warranties.  Each Borrower represents and warrants to Agent and Lenders that:

(a)        All warranties and representations made to Agent under the Loan Agreement and the Credit Documents are true and correct as to the date hereof.

(b)        The execution and delivery by Borrowers of this Amendment and the performance by each of them of the transactions herein contemplated (i) are and will be within such party’s powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not (1) be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrowers, or any of them, is a party or by which the property of Borrowers, or any of them, is bound, or (2) be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrowers, or any of them.

(c)        This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.

(d)        No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

4.         Business Operations.  Each Borrower hereby agrees to continue to operate its business and operations in a manner consistent with its past business practice, continue to meet the standards generally observed by prudent finance companies and conform to its policies as have been previously disclosed to Agent in writing.

5.         Representations and Release of Claims.  Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of any Borrower or any third party to Agent and Lenders as evidenced by the Credit Documents.  Each Borrower hereby acknowledges, agrees, and represents that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any Lender’s performance under the Credit Documents; and (c) each Borrower promises to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.  In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, each Borrower hereby RELEASES, RELINQUISHES and forever DISCHARGES Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which Borrowers, or any of them, has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes and the other Credit Documents occurring prior to the date hereof.

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6.         Collateral.  As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located.  Borrowers each hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders and Wells Fargo Affiliates continue in full force and effect and shall continue to secure the Obligations.  All Collateral remains free and clear of any Liens other than Permitted Liens.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

7.         Acknowledgment of Indebtedness and Obligations.  Borrowers hereby acknowledge and confirm that, as of the date of this Amendment, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers to Wells Fargo Affiliates) in the aggregate principal amount of $_75,029,209.41_, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

8.         Ratification of Credit Documents.  This Amendment shall be incorporated into and deemed a part of the Loan Agreement.  Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

9.         APPLICABLE LAW.  THIS AMENDMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

10.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AMENDMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AMENDMENT.

11.       Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:	C&F FINANCE COMPANY

	By:	/s/ Thomas F. Cherry
	Name:	Thomas F. Cherry
	Title:	Executive Vice President

AGENT:	WELLS FARGO BANK, N.A.

	By:	/s/ William M. Laird
	Name:	William M. Laird
	Title:	Senior Vice President

LENDERS:	WELLS FARGO BANK, N.A.

	By:	/s/ William M. Laird
	Name:	William M. Laird
	Title:	Senior Vice President

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION

	By:	/s/ Blake Chandler
	Name:	Blake Chandler
	Title:	Vice President

[SIGNATURE PAGE TO EIGHTH AMENDMENT]

EXHIBIT A

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

WELLS FARGO BANK, N.A.

As Agent

VARIOUS FINANCIAL INSTITUTIONS

As Lenders

AND

C & F FINANCE COMPANY

As Borrower

i

ii

iii

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of the 25th day of August, 2008 by and among C & F FINANCE COMPANY, a Virginia corporation with its chief executive office at 4660 S. Laburnum Avenue, Richmond, VA 23231 (“Borrower Agent”) and such other Persons joined hereto from time to time as borrowers (collectively, the “Borrowers” and each individually is referred to as a “Borrower”), the financial institutions from time to time party hereto (collectively, the “Lenders” and each individually is referred to as a “Lender”), and WELLS FARGO BANK, N.A. as agent for Lenders (“Agent”), with its principal office located at 800 Walnut Street, Des Moines, Iowa 50309.

BACKGROUND

WHEREAS, Borrowers and Wells Fargo Bank, N.A., successor to Wells Fargo Preferred Capital, Inc. (“WFPC”) are parties to that certain Loan and Security Agreement dated as of August 1, 2005 (as has been amended or modified from time to time, the “Existing Loan Agreement”), pursuant to which WFPC established financing arrangements for the benefit of Borrowers.  Borrowers and WFPC are parties to certain other instruments, documents and agreements related thereto (together with the Existing Loan Agreement, the “Existing Loan Documents”).

WHEREAS, Borrowers have requested that Agent and Lenders amend and restate the Existing Loan Agreement in its entirety, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE  1

DEFINITIONS

Section 1.1      Certain Definitions.  The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Advance” means each advance of the Loan made to Borrowers pursuant to Section 2.1 hereof.

“Advance Rate” means the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to Agent pursuant to Section 6.2:

Collateral Performance Indicator	Advance Rate
Less than 9%	85%
Greater than or equal to 9% but less than 11%	84%
Greater than or equal to 11% but less than 13%	83%
Greater than or equal to 13% but less than 15%	82%
Greater than or equal to 15%	81%

“Affiliate” means (i) any Person who or entity which directly or indirectly owns, controls or holds 5.0% or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which 5.0% or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; (iv) any officer, director, partner or employee of a Borrower or any Affiliate; or (v) any immediate family member of any Person who is an Affiliate.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means Wells Fargo Bank, N.A. and its respective successors and assigns.

“Agreement” means this Amended and Restated Loan and Security Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Applicable Margin” means 2.00%.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by Agent, in accordance with Section 10.8 in form and substance satisfactory to Agent (in its sole and absolute discretion).

“Authoritative Copy” means, with respect to a Record, an electronic or tangible copy of such Record that is unique, identifiable and, except as otherwise provided in Section 9-105(b)(4), (5) and (6) of the UCC, is unalterable, and is marked “original” or has no mark or watermark that would indicate that it is a “copy” or “duplicate” or not an original or “authoritative” copy.

“Availability Statement” means the certificate in substantially the form of Exhibit B attached hereto and made part hereof to be submitted by Borrowers to Agent in accordance with the provisions of Section 2.1 and Section 3.3 hereof.

“Bank Products” means any one or more of the following types of services or facilities extended to a Borrower by the Agent or any Wells Fargo Affiliate: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Books and Records” means all of Borrowers’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower Agent” means C&F Finance Company.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Borrowing Base” means, as of the date of determination and subject to change from time to time as described below, an amount equal to the Advance Rate multiplied by the aggregate balance of outstanding Eligible Receivables net of unearned interest, fees, commissions, discounts and reserves.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Capital Base” means the sum of (a) Borrowers’ Tangible Net Worth, plus (b) Subordinated Debt.

“Cash Management Services” any services provided from time to time by Agent or any Wells Fargo Affiliate to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Citizens and Farmers Subordinated Debt” means Subordinated Debt incurred by Borrowers pursuant to the Citizens and Farmers Subordinated Debt Documents.

“Citizens and Farmers Subordinated Debt Documents” means that certain Business Loan Agreement dated as of June 29, 2010 between Borrower Agent and Citizens and Farmers Bank and all documents, instruments and agreements executed in connection therewith, as each may be amended, modified, replaced or restated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means

1.         All of each Borrower’s Receivables, now owned or existing or hereafter arising or  acquired;

2.         All collateral, security and guaranties now or hereafter in existence for any Receivables;

3.         All insurance related to any Receivables, to any collateral or security for any Receivables or to any obligor in respect of any Receivables and all proceeds of such insurance (including, without limitation, all non-filing insurance, credit insurance and credit life insurance related to any Receivables, to any collateral or security for any Receivables, or to any obligor in respect of any Receivables and all proceeds of such insurance);

4.         All of each Borrower’s Books and Records related to any Receivables including all computers and computer related equipment, tapes and software;

5.         All notes, drafts, deposit accounts, acceptances, documents of title, deeds, policies and policies or certificates of insurance (including without limitation credit insurance, credit life insurance, non-filing insurance and title insurance) and securities (domestic and foreign) and letter of credit rights now or hereafter owned by each Borrower or in which a Borrower has or at any time acquires an interest in connection with any Receivables;

6.         All of each Borrower’s Accounts, Documents, Instruments, General Intangibles and

Chattel Paper as defined in Section 1.2 (b) of this Agreement, now owned or existing or hereafter arising or acquired, and all payment obligations owed to a Borrower, now owned or existing or hereafter arising or acquired; together with all collateral, security and guaranties now or hereafter in existence for any of the foregoing; and

7.         All cash and non-cash proceeds of all the foregoing.

“Collateral Performance Indicator” means as of the end of each testing period the sum of:

(a)        the 61+ day delinquency percentage (the percentage defined as (x) Receivables for which payment is 61 or more days contractually past due, divided by (y) total Receivables at such date),  plus

(b)        (i) net charge-offs for the 12 month period ending on such date divided by (ii) average Principal Receivables during the 12 month period ending on such date.

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

“Commitment” means with respect to each Lender, a commitment of such Lender to make its portion of the Advances in a principal amount up to each such Lender’s Commitment Percentage of the Maximum Principal Amount.

“Commitment Percentage” means, for any Lender, the percentage identified as the Commitment Percentage on Schedule I, as such percentage may be modified in connection with any assignment made in accordance with Section 10.8.

“Consumer Finance Laws” means all applicable laws and regulations, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, RESPA, the Magnuson-Moss Warranty Act, the Federal Trade Commission’s Rules and Regulations and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Consumer Purpose Loans” means loans to one or more individuals the proceeds of which are used to purchase goods, services or merchandise for personal, household or family use.

“Credit Documents” means this Agreement, the Notes, the Subordination Agreement(s), the Custodian Agreement(s) and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement.

“Custodian Agreement” means that certain Custodian Agreement dated of even date herewith by and among Agent, Borrowers, and an individual custodian, substantially in the form of Exhibit C attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Debt” means, as of the date of determination, all outstanding indebtedness (other than deferred loan origination fees of Borrowers) including without limitation (a) all loans made hereunder to Borrowers; (b) accounts payable as of the date of determination; (c) income tax liabilities; (d) mortgages; (e) deposits and debenture instruments; and (f) Subordinated Debt.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” has the meaning assigned to that term in Section 2.7(d) of this Agreement.

“EBITDA Ratio” means Borrowers’ earnings before payments of interest, taxes, depreciation and amortization expense for the twelve month period ending on the date of determination, net of any deficits from the amount required as an allowance for loan losses under Section 6.4(c) hereof and the amount of any accounts to be charged off, that have not been charged off, to the extent there is not an excess reserve, in Section 6.4(e) hereof, as a percent of interest expense during such twelve month period in accordance with GAAP principles pursuant to Section 6.4 of this Agreement.

“Electronic Chattel Paper”  shall have the meaning given to such term in the UCC.

“Electronic Collateral Control Agreement” means that certain  Acknowledgement of Pledge by and among Electronic Collateral Custodian, Borrowers and Agent, as the same may be amended, modified, restated or extended from time to time, pursuant to which the Electronic Collateral Custodian agrees to act as custodian for Agent with respect to any Collateral created, acquired or converted into electronic form, including but not limited to, Chattel Paper and Electronic Chattel Paper, and hold and control in electronic form, the single Authoritative Copy of such Collateral.

“Electronic Collateral Custodian” means RouteOne LLC, a Michigan limited liability company, or such other Person acceptable to Agent.

“Eligible Receivables” means, as of the date of determination, Receivables (net of unearned interest, fees, unearned discounts, reserves and commissions thereon) which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is 61 or more days past due on a contractual basis; (ii) Receivables subject to litigation, foreclosure, repossession or bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code unless they are contractually current; (iii) Receivables from officers, employees or shareholders of any Borrower or any Affiliate; (iv) Receivables which have been deferred or extended more than twice during any rolling 12 month period; (v) Receivables which have been restructured or modified as a result the account debtor’s delinquencies;  (vi) Interest Only Accounts; (vii) Real Estate Related Accounts; (viii) Receivables arising from deficiency balance accounts; (ix) Receivables for which Custodian or Agent has not received the corresponding original certificate of title within 120 days from the origination of such Receivable; (x) Receivables with balloon payments; (xi) Receivables purchased from a dealer to the extent such Receivables exceed an amount equal to 15% of gross Receivables; (xii) Receivables serviced, collected or enforced by a Person other than a Borrower without prior written consent of Agent; (xiii) for Receivables originated on or after December 21, 2017, Receivables with a contractual term in excess of 75 months; (xiv) for Receivables originated on or after December 21, 2017, Receivables with a principal balance in excess of $40,000; and (xv) Receivables which, in Agent’s reasonable credit judgment, do not constitute acceptable collateral.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances,

including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to refer to any successor sections.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“Excess Availability” means, as of any date of determination, a percentage equal to (a) the difference between (i) the Borrowing Base, minus (ii) the sum of the amount of outstanding Advances, divided by (b) the Borrowing Base.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided,  however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” has the meaning assigned to that term in Section 1.2(b).

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (including, without limitation, Local Authorities).

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Hedging Agreement” means an agreement relating to any interest rate hedge, exchange, swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk (including, without limitation, any ISDA Master Agreement), together with any related schedules and confirmations.

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Interest-Only Accounts” means those Receivables on which collections are applied entirely to interest and expense charges, with no portion thereof being required to reduce the principal balance on the loan prior to the stated maturity of such accounts.

“Level One Regulatory Event” means the formal commencement by written notice by any federal or state Governmental Authority of any inquiry, investigation, legal action or similar proceeding against any Borrower or any of their Subsidiaries challenging its authority to originate, hold, own, service, collect or enforce Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary, or otherwise alleging any material non-compliance by any Borrower or any of their Subsidiaries with any applicable laws related to originating, holding, collecting, servicing or enforcing Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary (which shall include, without limitation, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau that meets the criteria set forth above), which inquiry, investigation, legal action or proceeding is not released or terminated in a manner reasonably acceptable to Agent within thirty (30) calendar days of commencement thereof.

“Level Two Regulatory Event” means the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any Borrower or any of their Subsidiaries related in any way to the originating, holding, pledging, collecting, servicing or enforcing of Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary.

“LIBOR Rate” means the greater of (a) 0.30% or (b) one (1) month London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition/publication or such replacement index rate as may be selected by Agent in its sole discretion if such rate ceases to be published or ceases to exist.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means the aggregate principal amount advanced by Lenders to Borrowers pursuant to Section 2.1 of this Agreement, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Loan Availability” means the amount available for Advances under this Agreement on any date as determined in accordance with the Availability Statement submitted to Agent on such date in accordance with Section 3.3.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Maturity Date” means February ___, 2022, as such date may be extended from time to time in accordance with the provisions of Section 2.4 of this Agreement.

“Maximum Principal Amount” means $120,000,000.

“Notes” mean collectively, the promissory notes to this Agreement of Borrowers in favor of each Lender in substantially the form of Exhibit E attached hereto and made part hereof, evidencing the joint and several obligation of Borrowers to repay the Loan, and any and all amendments, renewals, replacements or substitutions therefore, and each is referred to individually as a “Note.”

“Obligations” means (a) each and every draft, liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to Agent and Lenders (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Agent and/or any Lender alone or in a transaction involving other creditors of Borrowers, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several), and including specifically, but not limited to, all indebtedness of Borrowers arising under this Agreement, the Notes, any fee letter, a Letter of Credit or any other loan or credit agreement between or among a Borrower or Borrowers and Agent and/or any Lender, whether now in effect or hereafter entered into and including, without limitation, all Loans and (b) payment or performance, as the case may be, of all obligations of Borrowers with respect to Bank Products.

“Order Form” means that certain Order Form by and among Electronic Collateral Custodian and Borrower, as the same may be amended, modified, restated or extended from time to time, under which Borrower is licensed to use Electronic Collateral Custodian’s Repository Services (as defined therein).

“Participant” has the meaning assigned to that term in Section 10.8 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Lien” means the junior subordinated Lien granted by Borrowers to Citizens and Farmers Bank to secure the Subordinated Debt owing to Citizens and Farmers Bank pursuant to the Citizens and Farmers Subordinated Debt Documents (as defined in the First Amendment); provided, however, the maximum amount of Subordinated Debt secured by such Lien shall not at any time exceed $50,000,000.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“Plan” means any employee benefit plan subject to the provisions of Title IV of ERISA which is maintained in whole or in part for employees of Borrowers or any Affiliate of Borrowers.

“Principal Receivables” means as of the date of determination Receivables, net of unearned finance charges and insurance commissions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Estate Related Accounts” means Receivables arising from loans (a) the proceeds of which are used to purchase or improve real property; or (b) collateralized or secured by an interest in real property; and shall include without limitation home equity accounts.

“Receivables” means all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing loans made, and/or time sale transactions acquired, by a Borrower (including Electronic Chattel Paper).

“Regulatory Event” means either a Level One Regulatory Event or a Level Two Regulatory Event.

“Replacement Lender” has the meaning assigned to that term in Section 2.14 of this Agreement.

“Reportable Event” has the meaning assigned to that term in Section 4.13 of this Agreement.

“Request for Advance” means the certificate in the form of Exhibit A attached hereto and made part hereof to be delivered by Borrowers to Agent as a condition of each Advance pursuant to Section 2.7 hereof.

“Required Lenders” shall mean, at any time, Lenders which are then in compliance with their obligations hereunder and holding in the aggregate at least fifty one percent (51%) of (a) the Commitment Percentage (and participation interest) or (b) if this Agreement has been terminated, the outstanding Loans and participation interest; provided however that “Required Lenders” shall mean all Lenders if at such time there are fewer than three (3) Lenders.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute (a) redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s capital stock or any warrants, rights or options to purchase or otherwise acquire any shares of a Borrower’s capital stock or (b) payments of principal or interest on Subordinated Debt.

“Schedule of Receivables and Assignment” means a schedule in the form of Exhibit F attached hereto and made part hereof to be submitted by Borrowers to Agent pursuant to Section 2.1 and Section 3.3 hereof, describing the Receivables assigned and pledged to Agent, for the benefit of Lenders, on the date hereof and thereafter for the period to which such schedule relates and confirming the assignment and pledge of such Receivables.

“Senior EBITDA Ratio” means Borrowers’ earnings before payments of interest, taxes, depreciation and amortization expense for the twelve month period ending on the date of determination, net of any deficits from the amount required as an allowance for loan losses under Section 6.4(c) hereof and the amount of any accounts to be charged off, that have not been charged off, to the extent there is not an excess reserve, in Section 6.4(e) hereof, as a percent of interest expense solely with respect to the Obligations during such twelve month period in accordance with GAAP principles pursuant to Section 6.4 of this Agreement.

“Senior Debt” means all indebtedness and liabilities (including accounts payable) of Borrowers, or any of them, not expressed to be subordinated or junior to any other indebtedness of Borrowers, or any of them.

“Subordinated Debt” means any indebtedness of Borrowers for borrowed money and which shall contain provisions subordinating the payment of such indebtedness and the liens and security interests securing such indebtedness to Senior Debt, in form, substance and extent acceptable to Agent, in its sole discretion.  For the avoidance of doubt, Subordinated Debt shall include the Additional Subordinated Debt, and any reference in the Loan Agreement or any other Credit Document to Subordinated Debt shall include the Citizens and Farmers Subordinated Debt.

“Subordination Agreement” means, individually, and “Subordination Agreements” means, collectively, the Subordination Agreements substantially in the form of Exhibit G attached hereto and made part hereof, as the same may be amended, modified, restated or extended from time to time.

“Subsidiary” of any entity means any corporation, limited liability company, partnership or other legal entity of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock or other equity interest having general voting power.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tangible Net Worth” means, at any date, the amount of the capital stock liability of Borrowers on a consolidated basis (but excluding the effect of intercompany transactions) plus (or minus in the case of a deficit) its capital surplus and earned surplus minus, to the extent not otherwise excluded (i) the cost of treasury shares; (ii) the amount equal to the value shown on its books of Intangible Assets, including the excess paid for assets acquired over their respective book values on the books of the corporation from which acquired; (iii) investments in and loans to any Subsidiary or Affiliate or to any shareholder, director or employee of Borrowers, any Subsidiary or any Affiliate, and (iv) any deficits from the amount required as an Allowance for Loan Losses under Section 6.4(c) hereof and, to the extent there is not an excess reserve, the amount of any accounts to be charged off, that have not been charged off, in Section 6.4(e) hereof.

“Termination Date” means the earlier of (a) the Maturity Date; or (b) the date on which the Commitments are terminated and the Loan becomes due and payable pursuant to Section 9.1.

“Total Liabilities” means all liabilities of Borrowers, as determined in accordance with GAAP.

“UCC” means the Uniform Commercial Code as in effect in the State of Iowa from time to time.

“Wells Fargo Affiliate” means in relation to Agent, any entity controlled, directly or indirectly, by Agent, any entity that controls, directly or indirectly, Agent or any entity directly or indirectly under common control with Agent.  For this purpose, “control” of any entity means ownership of a majority of the voting power of the entity.

Section 1.2      Rules of Construction.

(a)        Accounting Term.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided,  however, that if at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Credit Document, Borrowers and Agent shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided further, that until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrowers shall provide to Agent a written reconciliation in form and substance reasonably satisfactory to Agent, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in GAAP.  Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

(b)        Uniform Commercial Code.  Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Documents”, “Instruments”, “General Intangibles”, and “Chattel Paper” shall have the respective meanings given to such terms in the Uniform Commercial Code as in effect in the State of Iowa from time to time.

ARTICLE  2

THE REVOLVING CREDIT FACILITY

Section 2.1      The Loan.  Until the Termination Date Borrowers may request Lenders to make Advances to Borrowers and subject to the terms and conditions of this Agreement each Lender severally agrees to lend such Lender’s Commitment Percentage of each requested Advance up to such Lender’s Commitment.  The aggregate unpaid principal amount at any one time outstanding of all Advances shall not exceed the lesser of the Maximum Principal Amount or the Borrowing Base in effect as of the date of determination.

(a)        Agent shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”).  A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to Agent and Lenders from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder.  At least once each month, Agent shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered correct and accepted by Borrowers and conclusively binding upon Borrowers unless Borrowers notify Agent to the contrary within 30 days of Agent’s providing such statement to Borrowers.

(b)        Borrowers shall prepare a completed Availability Statement as of each month end and forward such statement to Agent by the 20th day of the following month.

(c)        Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Maximum Principal Amount.

(d)        The Loan shall be due and payable on the Termination Date.  Upon the occurrence of an Event of Default, Agent shall have rights and remedies available to it under Article 9 of this Agreement.

(e)        Agent has the right at any time, and from time to time, in its reasonable credit judgment (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate, including with respect to Regulatory Events.

Section 2.2      The Notes.  The indebtedness of Borrowers to each Lender hereunder shall be evidenced by a separate Note executed by Borrowers in favor of such Lender in the principal amount equal to each such Lender’s Commitment Percentage of the Maximum Principal Amount, which shall be substantially in the form of Exhibit E attached hereto and made part hereof, dated the same date as this Agreement.  The principal amount of the Notes will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Notes, Borrowers’ liability under the Notes shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to Agent and Lenders hereunder.

Section 2.3      Method of Payment.  Borrowers shall make all payments of principal and interest on the Notes in lawful money of the United States of America and in funds immediately available by wire transfer, to Agent at its address referred to in Section 10.3 of this Agreement or at such other address as Agent otherwise directs.  Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time.  As soon as practicable after Agent receives payment from Borrowers, but in no event later than one (1) Business Day after such payment has been made, subject to Section 2.7, Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Agent to reimburse Agent for fees and expenses payable solely to it pursuant to the terms of this Agreement) or expenses payable to Agent and Lenders in accordance with the terms of this Agreement, and in like funds relating to the payment of any such other amounts payable to Lenders.  Borrowers’ obligations to Lenders with respect to such payments shall be discharged by making such payments to Agent pursuant to this Section 2.3 or, if not timely paid or any Event of Default or Default then exists, may be added to the principal amount of the Loans outstanding.

Section 2.4      Extension and Adjustment of Maturity Date.  Upon the mutual agreement of all parties to this agreement, the Maturity Date may be extended.  Any extension to the Maturity Date shall be in writing and executed by the authorized representatives of each party.

Section 2.5      Use of Proceeds.  Advances shall be used to finance Borrowers’ portfolios of Consumer Purpose Loans which constitute Eligible Receivables and for other lawful corporate purposes except as limited under this Agreement.

Section 2.6      Interest.

(a)        In the absence of an Event of Default or Default hereunder, and prior to the Termination Date, the outstanding balance of the Loans will bear interest at an annual rate at all times equal to the LIBOR Rate plus the Applicable Margin; provided, however, (i) during each period that the outstanding principal balance of the Loan is less than an amount equal to 62.5% of the Maximum Principal Amount (“Minimum Balance”), Borrowers shall pay interest at such rate per annum based upon the Minimum Balance; and (ii) Agent shall at all times be entitled to retain, solely for its own account, and not remit to Lenders from such monthly interest payment an interest payment in an amount equal to interest on the outstanding balance of the Loan at an annual rate at all times equal to 10 basis points.

(b)        Interest shall be payable monthly in arrears on the first day of each month commencing on the first such date after the first Advance under the Loan and continuing until the Commitments are terminated and the Obligations are indefeasibly paid in full.  Interest as provided hereunder will be calculated on the basis of a 360 day year and the actual number of days elapsed.  The rate of interest provided for hereunder is subject to increase or decrease when and as the LIBOR Rate increases or decreases in an amount corresponding to the change in the LIBOR Rate.  Any such change in the interest rate hereunder shall take effect the first day of the month following a change in the LIBOR Rate.

(c)        Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or Default hereunder, including after maturity and before and after judgment, Borrowers hereby agree to pay to Lenders interest on the outstanding principal balance of the Loan and any other obligations and, to the extent permitted by law, overdue interest with respect thereto, at the rate of 2.50% per annum above the rate otherwise applicable to the Loan.

Section 2.7      Advances.

(a)        Borrower Agent shall notify Agent in writing not later than 1:00 p.m., Philadelphia, time, on the date of each requested Advance, specifying the date, amount and purpose of the Advance.  Such notice shall be in the form of the Request for Advance attached hereto and made part hereof as Exhibit A, shall be certified by the President or Treasurer (or such other authorized Person as Borrower Agent directs from time to time) of Borrower Agent and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of the requested Advance:

(i)         the aggregate amount of the requested Advance, which shall be in multiples of $5,000 but not less than the lesser of $5,000 or the unborrowed balance of the Borrowing Base;

(ii)       confirmation of Borrowers’ compliance with Sections 2.1(c), 6.4 and 7.1 through 7.12 both immediately prior to and after making such Advance; and

(iii)      statements that the representations and warranties set forth in Article 4 are true and correct as of the date of the Advance; no Event of Default or Default has occurred and is then continuing; and that there has been no material adverse change in Borrowers’ financial condition, operations or business since the date of the monthly and audited annual financial statements most recently delivered by Borrowers to Agent pursuant to Sections 5.1(l) or 6.2 of this Agreement.

(b)        Agent shall give to each Lender prompt notice (but in no event later than 1:00 P.M., Philadelphia time on the date of Agent’s receipt of notice from Borrowers) of each Request for Advance by facsimile.  No later than 2:00 P.M., Philadelphia time on the date on which an Advance is requested to be made pursuant to the applicable Request for Advance, each Lender will make available to Agent at the address of Agent set forth on Schedule I, in immediately available funds, its Commitment Percentage of such Advance requested to be made.  Unless Agent shall have been notified by any Lender prior to the date of Advance that such Lender does not intend to make available to Agent its portion of the Advance to be made on such date, Agent may assume that such Lender will make such amount available to Agent as required above and Agent may, in reliance upon such assumption, make available the amount of the Advance to be provided by such Lender.  Upon fulfillment of the conditions set forth in Sections 2.7(a) and 5.2 for such Advance, and as soon as practicable after receipt of funds from Lenders (but in any event not later than 2:00 P.M., Philadelphia time) Agent will make such funds as have been received from Lenders available to Borrowers at the account specified by Borrowers in such Request for Advance.

(c)        Because Borrowers anticipate requesting Advances on a daily basis and repaying the Advances on a daily basis through Collections, resulting in the amount of outstanding Advances fluctuating from day to day, in order to administer the Loan in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Lenders hereby instruct Agent, and Agent may (in its sole discretion, without any obligation) (i) make available, on behalf of Lenders, the full amount of all Advances requested by Borrowers, not to exceed $5,000,000.00 in the aggregate at any one time outstanding, without giving each Lender prior notice of the proposed Advance, of such Lender’s Commitment Percentage thereof and the other matters covered by the Request for Advance and (ii) if Agent has made any such amounts available as provided in clause (i), upon repayment of

Loans by Borrowers, first apply such amounts repaid directly to the amounts made available by Agent in accordance with clause (i) and not yet settled as described below.  If Agent makes an Advance on behalf of Lenders, as provided in the immediately preceding sentence, the amount of outstanding Loans and each Lender’s Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M., Philadelphia time on the Business Day immediately preceding the date of each computation; provided,  however, that Agent retains the absolute right at any time or from time to time to make the afore-described adjustments at intervals more frequent than weekly.  Agent shall deliver to each of Lenders at the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by Lenders prior to 12:00 Noon, Philadelphia time on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M., Philadelphia time on the day such summary statement was sent; and if such summary statement is sent by Agent and received by Lenders after 12:00 Noon, Philadelphia time on any Business Day, each Lender shall make such transfers no later than 3:00 P.M., Philadelphia time on the next succeeding Business Day.  If in any Settlement Period, the amount of a Lender’s Commitment Percentage of the Loans is in excess of the amount of Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender’s Commitment Percentage of the Loans in any Settlement Period is less than the amount of Loans actually funded by such Lender, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference.  The obligation of each of Lenders to transfer such funds shall be irrevocable and unconditional, without recourse to or warranty by Agent and made without setoff or deduction of any kind.  Each of Agent and Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Commitment Percentages of the outstanding Loans.  Because Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by Agent to each Lender (including Agent) in accordance with the amount of Loans actually advanced by and repaid to each Lender (including Agent) during each Settlement Period and shall accrue from and including the date such Advance is made by Agent to but excluding the date such Loans are repaid by Borrower in accordance with Section 2.3 or actually settled by the applicable Lender as described in this Section 2.7(c).  All such Advances made by Agent on behalf of Lenders hereunder shall bear interest at the interest rate applicable hereunder for Advances.

(d)        If the amounts described in subsection (b) or (c) of this Section 2.7 are not in fact made available to Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and Agent has made such amount available to Borrowers, Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrowers and Borrowers shall immediately (but in no event later than two (2) Business Days after such demand) pay such corresponding amount to Agent.  Agent shall also be entitled to recover (i) from such Defaulting Lender and Borrowers, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrowers to the date such corresponding amount is recovered by Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight federal funds rate or (B) if paid by

Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.6, and (ii) from such Defaulting Lender, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by Borrowers under clause (ii) above on account of such Defaulting Lender’s default.

(e)        The failure of any Lender to make its portion of the Advance to be made by it as part of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Advance.  The amounts payable by each Lender shall be a separate and independent obligation.

(f)        Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Section 2.6, on outstanding Loans which it has funded to Agent from the date such Lender funded such Advance to, but excluding, the date on which such Lender is repaid with respect to the Loan.

(g)        Notwithstanding the obligation of Borrowers to send written confirmation of a Request for Advance, in the event that Agent agrees to accept a Request for Advance made by telephone, such telephonic request shall be binding on Borrowers whether or not written confirmation is sent by Borrowers or requested by Agent.  Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic notice believed by Agent in good faith to be from a Borrowers or their agents.  Agent’s records of the terms of any telephonic requests for Advances shall be conclusive on Borrowers in the absence of gross negligence or willful misconduct on the part of Agent in connection therewith.

(h)        Nothing contained in this Section 2.7 or otherwise in this Agreement shall impair or limit any claim of Borrowers against a Defaulting Lender (including, without limitation, expenses incurred by Borrowers by reason of any such default) who breaches its commitment to fund Advances hereunder.

(i)         Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section 2.8      Prepayment.

(a)        Optional Prepayments.  Borrowers may prepay the Loan from time to time, in full or in part not to exceed $5,000,000 without notice, and, in part, in excess of $5,000,000 upon 5 Business Day’s prior notice to Agent without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full or the Obligations are accelerated prior to the date which is twenty four (24) months before the Maturity Date, Borrower shall pay the sum equal to 0.75% of the Maximum Principal Amount as a prepayment fee, (ii) in the event Borrowers repay the Loan in full or the Obligations are accelerated on or after the date which is twenty four (24) months before the Maturity Date but prior to the date which is twelve (12) months before the Maturity Date, Borrowers shall pay the sum equal to 0.50% of the Maximum Principal Amount as a prepayment fee, (iii) in the event Borrowers repay the Loan in full or the Obligations are accelerated on or after the date which is twelve (12) months before the Maturity Date but prior to the date which is six (6) months before the Maturity Date, Borrower shall pay the sum equal to 0.25% of the Maximum Principal Amount as a prepayment fee; (iv) prepayments shall be in a minimum amount of $10,000 and $10,000 increments in excess thereof; and (iii) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances.  Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty.  In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable prepayment fee, if any.   Notwithstanding anything to the contrary contained herein, Borrowers shall not be obligated to pay the above described prepayment fee if Borrowers repay the Loan in full as a result of Agent making a demand for payment under Section 2.10 hereof and Borrowers have not exercised their rights under Section 2.14 hereof as a result of such demand.

(b)        Mandatory Prepayments.  In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Availability Statement or otherwise) Borrowers shall pay to Agent immediately and without demand or notice of any kind required, the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith.

Section 2.9      Fees.  Borrowers shall pay to Agent, at Agent’s offices, the following:

(a)        Agency Fee.  A non-refundable monthly agency fee of equal to the greater of (i) $2,000 or (ii) two (2) basis points per annum of the Maximum Principal Amount then in effect shall be due and payable monthly solely for the account of Agent in arrears on the first day of each month commencing on the first such date after the funding of this Agreement and continuing until the Commitments are terminated and the Obligations are indefeasibly paid in full, in which event a monthly installment of the agency fee shall be paid on the date of such termination.

Section 2.10    Regulatory Changes in Capital Requirements.  If any Lender shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any lending office of such Lender) or such Lender’s holding company with any industry wide request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or its holding company could have achieved on the portion of the Loans made by such Lender pursuant hereto but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Borrowers shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 2.6 with respect to amounts not paid when due.  Agent will notify Borrowers of any event occurring after the date of this Agreement that will entitle a Lender to compensation pursuant to this Section 2.10 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Section 2.11   Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Agreement; provided,  however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 2.12    Pro Rata Treatment.  Each payment or prepayment of principal of the Loan, and each payment of interest on the Loans, actually received by Agent shall be allocated pro rata among Lenders in accordance with the respective principal amounts of their outstanding Loans.

Section 2.13    Existing Indebtedness.  Borrowers acknowledge and confirm that as of the date hereof, Borrowers are indebted to WFPC, without defense, set-off or counter-claim under the Existing Loan Documents (“Existing Indebtedness”).  This Agreement amends and restates the Existing Loan Agreement and the Existing Indebtedness shall be deemed to constitute an Advance by Lenders hereunder.  The execution and delivery of this Agreement and the other Credit Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Indebtedness.  All of Lenders’ obligations to Borrowers with respect to Advances to be made concurrently herewith or hereafter the date hereof are set forth in this Agreement.  All liens and security interests previously granted to Agent, pursuant to the Existing Credit Documents are acknowledged and reconfirmed and remain in full force and effect and are not intended to be released, replaced or impaired.

Section 2.14    Replacement of a Lender. If Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 2.10 or as the result of any Defaulting Lender’s failure to pay such amounts to Agent pursuant to Section 2.7, then Borrowers may within 30 days thereafter designate another bank that is acceptable to Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

ARTICLE  3

SECURITY

Section 3.1     Security Interest.  To secure the payment and performance of the Obligations, each Borrower hereby grants to Agent, for the ratable benefit of Lenders, a continuing general Lien on and a continuing security interest in all of the Collateral, wherever located, whether now owned or hereafter acquired, existing or created, together with all replacements and substitutions therefor, and the cash and non-cash proceeds thereof.  The Liens and security interests of Agent in the Collateral shall be first and prior perfected Liens and security interests and may be retained by Agent until all of the Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise been terminated.

Section 3.2      Financing Statements.  Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral or an amendment that adds collateral covered by the financing statement or an amendment that adds a debtor to a financing statement, in each case whether or not a Borrower’s signature appears thereon.  Borrowers agree to comply with the requirements of all state and federal laws and requests of Agent in order for Agent to have and maintain a valid and perfected first security interest in the Collateral.

Section 3.3      Documents to be Delivered to Agent.  Concurrently with the execution and delivery of this Agreement and, thereafter, by the 20th day of each month for the prior month and at any other time as Agent may require, Borrowers shall deliver to Agent (for each Borrower and on consolidated basis) an Availability Statement (together with all supporting schedules), a Schedule of Receivables and Assignment, an aging of Receivables, books and records consisting of data tape information and such other documentation as Agent may require; however, the security interest of Agent in the Collateral shall attach immediately upon the creation or acquisition thereof by Borrowers, regardless of whether the same be then or thereafter delivered to Agent.  All Receivables of Borrowers shall be stamped and assigned to Agent as follows to evidence the assignment to Agent:

The within instrument or agreement is pledged as collateral to Wells Fargo Bank, N.A., its successors and assigns.

Borrowers shall: (a) deliver to the custodian under the Custodian Agreement, as the bailee and designee of Agent, or, upon the request of Agent, to Agent, the Collateral and all Documents, General Intangibles and Instruments relating to Collateral and, upon request of Agent, deliver to Agent or its designee any other property in which Borrowers have granted Agent a security interest hereunder, including, but not limited to, all of Borrowers’ Books and Records including all computers, computer related equipment, tapes and software; (b) execute and deliver to Agent, for the benefit of Lenders, such assignments, endorsements, allonges to promissory notes, mortgages, financing statements, amendments thereto and continuation statements thereof, in form satisfactory to Agent, and such additional agreements, documents or instruments as Agent may, from time to time, require to evidence, perfect and continue to perfect Agent’s liens and security interests granted hereunder and (c) execute an Electronic Collateral Control Agreement with an Electronic Collateral Custodian and, with respect to any Electronic Chattel Paper and other Collateral held or to be held by the Electronic Collateral Custodian, take any and all reasonable steps to ensure delivery and control of Electronic Chattel Paper, including any tangible Chattel Paper converted to Electronic Chattel Paper, to the Electronic Collateral Custodian to hold for the benefit of Agent, by using the Electronic Collateral Custodian’s electronic vaulting system or other electronic system reasonably acceptable to Agent, such that Agent’s security interest in and to such Electronic Chattel Paper and such other Collateral held by the Electronic Collateral Custodian shall, to the extent applicable, and to the reasonable satisfaction of Agent, continuously be perfected by “control,” in accordance with Section 9-105 of the UCC.  For purposes of this Article 3, the parties hereto agree that, until Agent shall otherwise direct or designate, the custodian(s) under the Custodian Agreement or Agreements as from time to time in effect, shall be deemed to be the designee of Agent and Agent shall have the right, at any time and from time to time, to direct or redirect the delivery of all or any of the foregoing items to any other designee.  Agent may in its sole discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem desirable.

Section 3.4      Collections.  Notwithstanding the assignment (but not in any way to be deemed or construed to impair or affect the security interest granted hereunder) of the Receivables by Borrowers to Agent, until the occurrence of a Default or an Event of Default, Borrowers may service, manage, enforce and receive Collections on Receivables for the account of Agent.  Borrowers shall have no power to make any unusual allowance or credit to any obligor without Agent’s prior written consent.

Upon notice by Agent at any time following the occurrence of an Event of Default or Default, Agent may require Borrowers to endorse and deposit all Collections within one Business Day of receipt thereof and in the original form received (except for the endorsement of Borrowers, if necessary, to enable the collection of instruments for the payment of money, which endorsements Borrowers hereby agree to make) in such account maintained with such depository as Agent may from time to time specify, such account to limit withdrawals by Borrowers therefrom only to the order of Agent, but to permit withdrawals by Agent therefrom without the co-signature of a Borrower.  Agent may also require Borrowers to enter into an appropriate lock box agreement with Agent or another financial institution acceptable to Agent, in form and content acceptable to Agent, with respect to opening and maintaining a lock box arrangement for the Collections.  Such lock box agreements shall be irrevocable so long as Borrowers are indebted to Agent and Lenders under this Agreement and this Agreement remains in effect.

Section 3.5      Additional Rights of Agent; Power of Attorney.

(a)        In addition to all the rights granted to Agent hereunder, Agent shall have the right, at any time following the occurrence and during the continuance of a Default or an Event of Default, to notify the obligors and account debtors of all Collateral to make payment thereon directly to Agent, and to take control of the cash and non-cash proceeds of such Collateral; provided, however, that once such notification is given to such obligors, it shall not be vitiated by a subsequent cure of such default without the prior written consent of Agent.  When Collections received by Agent have been converted into cash form, Agent shall forthwith apply the same first in discharge of all expenses, fees, costs and charges including attorneys’ fees and costs of Collections; second to pay all interest accrued under the Notes and this Agreement; third to pay principal due under the Notes and this Agreement; and then to pay any other sums due to Agent and Lenders under the terms of this Agreement.

(b)        Each Borrower irrevocably appoints Agent its true and lawful attorney, with power of substitution, to act in the name of such Borrower or in the name of Agent or otherwise, for the use and benefit of Agent, but at the cost and expense of Borrowers, without notice to Borrowers to do each of the following after the occurrence of an Event of Default or Default: to demand, collect, receipt for and give renewals, extensions, discharges and releases of any Receivables; to institute and to prosecute legal and equitable proceedings to realize upon any Receivables; to settle, compromise, or adjust claims; to take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds thereof; to endorse the name of such Borrower upon any notes, checks, drafts, money orders, or other evidences of payment of Receivables; to sign such Borrower’s name on any instruments or documents relating to any of the Collateral or on drafts against account debtors; to do all other acts and things necessary, in Agent’s sole judgment, to effect collection of the Receivables or protect its security interest in the Collateral; and generally to sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with the Receivables as fully and completely as though Agent were the absolute owner thereof for all purposes, except to the extent limited by any applicable laws and subject to any requirement of notice to Borrowers or other Persons under applicable laws.

(c)        Each Borrower hereby agrees to indemnify and hold Agent and Lenders harmless from and against any and all expenses, costs, liabilities or damages (including reasonable attorneys fees) sustained by Agent and each Lender by reason of any misrepresentation, breach of warranty or breach of covenant by Borrowers whether caused by Borrowers or any obligor, or whether caused by any other Person if Borrowers knew of or reasonably should have known that facts, circumstances or information on which Borrowers relied were false, incorrect or incomplete in any material respect, and also all court costs and all other expenses Agent and each Lender incurred in enforcing or attempting to enforce payment of the Loan or any Receivables, in supervising the records and proper management and disposition of the Collection of Receivables or in prosecuting or defending any of Agent’s and Lenders’ rights under this Agreement.

ARTICLE  4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and shall continue to represent and warrant to Agent and Lenders until the Obligations hereunder have been indefeasibly satisfied in full and the Commitments have expired or otherwise has been terminated as follows:

Section 4.1      Representations and Warranties as to Receivables.

(a)        As to the Receivables generally:

(i)         Each Borrower or, where a Borrower was not the original lender, to the best of such Borrower’s knowledge, the original lender or seller had full power and authority to make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables and all Books and Records related thereto are genuine, based on enforceable contracts and are in all respects what they purport to be;

(ii)       All Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms; constitute Chattel Paper; any chattels described in any Receivable are and will be accurately described and are and will be in the possession of the parties granting the security interest therein; and (A) any applicable filing, recording or lien notation law with respect to any collateral securing a Receivable will have been complied with to the extent such filing or recording is necessary under applicable law to create or perfect such Borrower’s security interest in such collateral consistent with its present policy; or (B) a Borrower shall have procured non-filing insurance from a reputable insurer in an amount not less than the value of the collateral securing such Receivables;

(iii)      The form and content of all Receivables and the security related thereto and the transactions from which they arose comply in all material respects (and in any event in all respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv)       The original amount and unpaid balance of each Receivable on Borrowers’ Books and Records and on any statement or schedule delivered to Agent and/or any Lender, including without limitation the Schedule of Receivables, is and will be the true and correct amount actually owing to a Borrower as of the date each Receivable is pledged to Agent, is not subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower has any knowledge of any fact which would impair the validity or collectibility of any Receivables;

(v)        All security agreements, title retention instruments, mortgages and other documents and instruments which are security for Receivables contain a correct and sufficient description of the real or personal property covered thereby, and, subject to the rights of Agent hereunder and the interests of Borrowers as holder of such security agreements, title retention instruments or mortgages or other documents or instruments, are or create first and prior perfected security interests and Liens;

(vi)       Borrowers have made an adequate credit investigation of the obligor of each Receivable and have determined that his or her credit is satisfactory and meets the standards generally observed by prudent finance companies and is in conformity in all material respects with Borrowers’ policies and standards;

(vii)     A Borrower has good and valid indefeasible title to the Receivables,

free and clear of all prior assignments, claims, liens, encumbrances and security interests, and has the right to pledge and grant Agent, for the ratable benefit of Lenders a first priority security interest in the same, in the manner provided in this Agreement; and

(viii)    if the Authoritative Copy of any Receivable is evidenced by an electronic record, (A) such electronic record and the execution thereof is in compliance with the applicable provisions of the Uniform Electronic Transactions Act (as, and if, adopted by relevant jurisdiction) and the federal Electronic Signatures in Global and National Commerce Act, (B) if such Receivable is initially Electronic Chattel Paper, each of the parties to such Receivable agreed to conduct the transaction evidenced by such Receivable by electronic means, (C) if such Receivable is initially Electronic Chattel Paper, Borrowers or their electronic service provider utilizes security procedures designed to determine the Person to which such Receivable and the electronic signature thereof are attributable, (D) Borrowers or their electronic service provider provides a mechanism for the prevention or correction of errors in such electronic Records, (E) if not converted to a tangible medium, such Receivable was created or converted, stored and assigned in such a manner that: (1) a single Authoritative Copy of such Receivable exists that is unique, identifiable and, except as otherwise provided in Section 9-105(b)(4), (5) and (6) of the UCC, unalterable, (2) the Authoritative Copy of such Receivable identifies Agent as the secured party or assignee of such Receivable, (3) the Authoritative Copy of such Receivable has been communicated to the Electronic Collateral Custodian, to hold for the benefit of Agent, (4) copies or revisions that add or change an identified assignee of the Authoritative Copy of such Receivable can be made only with the consent of Agent, (5) each copy of the Authoritative Copy of such Receivable and any copy of a copy of such Receivable is readily identifiable as a copy that is not the Authoritative Copy of such Receivable, (6) any revision of the Authoritative Copy of such Receivable is readily identifiable as an authorized or unauthorized revision, (7) a copy of such Receivable is accessible to Agent, (F) if converted to a tangible medium, the Authoritative Copy of such Receivable has been delivered to Agent or Custodian, to hold for the benefit of Agent and (G) if converted from a tangible medium to an electronic medium, the merchant generating such Receivable has deleted, destroyed or obliterated all paper documents and digital copies of tangible Chattel Paper or has otherwise stamped all such related tangible Chattel Paper indicating it is not an Authoritative Copy (such as indicating it is a “copy”).

Section 4.2      Organization and Good Standing.  Each Borrower is duly organized and validly existing in good standing under the laws of the state identified on Exhibit H attached hereto and made part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect would result therefrom.  The organizational number assigned to each Borrower by the state of its organization is set forth on Exhibit H attached hereto and made part hereof.

Section 4.3      Perfection of Security Interest.  Upon filing of financing statements in all places as, in the opinion of counsel for Borrowers, are necessary to perfect the security interests granted in Article 3 of this Agreement, describing the Collateral and disclosing each Borrower as “Debtor” and Agent as “Secured Party,” and stamping the legend required under Section 3.3 of this Agreement on such Collateral, Agent will have a first perfected security interest in the Collateral superior in right of interest to purchasers from, or creditors or receivers or a trustee in bankruptcy of, Borrowers.

Section 4.4      No Violations.  The making and performance of the Credit Documents do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of any Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower is a party or by which a Borrower or its property is bound and no failure of it to comply with any suit, law, rule, regulation, judgment, order, writ, decree, determination or award would have an adverse effect.

Section 4.5      Power and Authority.

(a)        Each Borrower has full power and authority under the law of the state of its organization and under its organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to Agent, for the ratable benefit of Lenders, a security interest in the Collateral; and

(b)        All actions (corporate or otherwise) necessary or appropriate for each Borrower’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6      Validity of Agreements.  Each of the Credit Documents is, or when delivered to Agent will be, duly executed and constitute valid and legally binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms.

Section 4.7     Litigation.  There is no order, notice, claim, action, suit, litigation, proceeding or investigation pending or, threatened against or affecting any Borrower, whether or not fully covered by insurance, except as identified and described on Exhibit H attached hereto and made part hereof.

Section 4.8      Compliance.  Each Borrower is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including all Consumer Finance Laws and those administered by the Local Authorities), material to the conduct of its business and operations; each Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and, except as may be described on Exhibit H attached hereto and made part hereof, the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s execution and performance of the Credit Documents.

Section 4.9      Accuracy of Information; Full Disclosure.

(a)        All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to Agent and/or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP and do and will fairly present the financial condition of each Borrower and its consolidated Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of such Borrower.

(b)        Since the date of the most recent financial statements furnished to Agent, there has not been any adverse change in the financial condition, business or operations of any Borrower.

(c)        All financial statements and other statements, documents and information furnished by Borrowers, or any of them, to Agent and/or any Lender in connection with this Agreement and the Notes and the transactions contemplated hereunder do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  Each Borrower has disclosed to Agent in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of such Borrower, or such Borrower’s ability to perform its obligations under this Agreement and the Notes.

Section 4.10    Taxes.  Each Borrower has filed and will file all tax returns which are required to be filed and has paid or will pay when due all taxes, license and other fees with respect to the Collateral and the business of such Borrower except taxes contested in good faith for which adequate reserves have been established by such Borrower on its Books and Records.

Section 4.11    Indebtedness.  No Borrower has presently outstanding indebtedness or obligations including contingent obligations and obligations under leases of property from others, except the indebtedness and obligations described in Exhibit H attached hereto and made part hereof and in Borrowers’ financial statements which have been furnished to Agent from time to time pursuant to Section 6.2 of this Agreement.

Section 4.12    Investments.  No Borrower has direct or indirect Subsidiaries or Affiliates, or investments in or loans to any other individuals or business entities (other than Consumer Purpose Loans), except as described in Exhibit H attached hereto and made part hereof.

Section 4.13    ERISA.  Each Borrower and any Subsidiary, and each member of the controlled group of corporations (as such term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such Borrower is a member, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder.  No reportable event, as such term (hereinafter called a “Reportable Event’) is defined in Title IV of ERISA, has occurred with respect to, nor has there been terminated, any Plan maintained for employees of any Borrower or any Subsidiary or any member of the controlled group of corporations of which a Borrower is a member.

Section 4.14    Hazardous Wastes, Substances and Petroleum Products.

(a)        Each Borrower (i) has received all permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all respects with all Environmental Control Statutes.

(b)        No Borrower has given any written or oral notice to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products or properties owned or leased by such Borrower or in connection with the conduct of its business and operations.

(c)        No Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section 4.15    Solvency.  Each Borrower is, and after receipt and application of the first Advance will be, solvent such that (a) the fair value of its assets (including without limitation the fair salable value of such Borrower’s Intangible Assets) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (b) the present fair salable value of its assets (including without limitation the fair salable value of its Intangible Assets) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.  No Borrower intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.  For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

Section 4.16    Business Location.  Each Borrower’s address set forth on Exhibit I attached hereto and made part hereof is the location of such Borrower’s principal place of business and such address, together with the addresses set forth on Exhibit I attached hereto and made part hereof, is the only location where such Borrower keeps its records concerning the Collateral.  The location of all other places of business of each Borrower and the names in which each Borrower conducts business at each such location are set forth in Exhibit I attached hereto and made part hereof.

Section 4.17    Capital Stock.  All of the issued and outstanding capital stock or other ownership interest of each Borrower is owned as described on Exhibit H attached hereto and made part hereof, and all such ownership interests are fully paid and non-assessable.

Section 4.18    No Extension of Credit for Securities.  No Borrower is, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations G, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

ARTICLE  5

CONDITIONS TO LOAN

Section 5.1      Documents to be Delivered to Agent Prior to Effectiveness.  Prior to the effectiveness of this Agreement, Borrowers shall deliver or cause to be delivered to Agent (all documents to be in form and substance satisfactory to Agent in its sole and absolute discretion):

(a)        Credit Documents.  This Agreement, the Notes and all other Credit Documents duly and properly executed by the parties thereto;

(b)        Organizational Documents and Incumbency Certificate.  A certificate by each Borrower’s corporate secretary (or other appropriate officer) (i) that there has been no amendments, modifications, supplements or changes to such Borrower’s articles or certificate of incorporation or bylaws since August 1, 2005 and such articles or certificate of incorporation or bylaws remain in full force and effect on the date hereof, and (ii) as to the incumbency and signatures of officers of such Borrower signing the Agreement, the Notes and other Credit Documents;

(c)        Authorization Documents.  A certified copy of resolutions of each Borrower’s board of directors, members or partners, as applicable, authorizing the execution, delivery and performance of the Notes, this Agreement and all other Credit Documents, the pledge of the Collateral to Agent as security for the Loan made hereunder and the borrowing evidenced by the Note and designating the appropriate officers to execute and deliver the Credit Documents;

(d)        Opinion of Counsel.  Agent shall have received a written opinion of Borrowers’ counsel addressed to Agent in form and substance satisfactory to Agent in its sole discretion;

(e)        Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by the President or other authorized officer of each Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct as of the date hereof in all material respects and (ii) no Default or Event of Default hereunder has occurred, each Borrower’s corporate seal being affixed to such certificate and each Borrower’s corporate secretary attesting thereto;

(f)        Financing Statements and Collateral Documents.  The financing statements, amendments thereto, and other documents required by Sections 3.2 and 3.3; and the Custodian Agreement(s) referenced in Section 3.3.

(g)        Subordination Documents.  The Amended and Restated Subordination Agreement(s) duly executed by each holder of Subordinated Debt, together with copies of the documents, instruments and writings evidencing such Subordinated Debt;

(h)        Due Diligence.  Completion of Agent’s due diligence;

(i)         Other Documents.  Such additional documents as Agent reasonably may request.

Section 5.2      Conditions to all Advances.  The obligation of Lenders to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon (a)  Borrowers’ satisfaction of each of the conditions specified in Sections 2.1, 3.2, 3.3 and 5.1, (b) the continuing accuracy of the representations and warranties made by Borrowers under this Agreement, (c) the absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default; and (d) Borrowers’ continued compliance with the requirements of Section 6.3 (with respect to audit of Collateral).

ARTICLE  6

AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 3 and 4 of this Agreement relating to the Collateral, until all Obligations have been indefeasibly satisfied in full and the Commitment has expired or otherwise has been terminated, each Borrower covenants and agrees as follows:

Section 6.1      Place of Business and Books and Records.  Each Borrower will promptly advise Agent in writing of (a) the establishment of any new places of business by such Borrower and of the discontinuance of any existing places of business of such Borrower; (b) the creation of any new Subsidiaries or Affiliates and (c) the acquisition and or use of any trade name or trade style.

Section 6.2      Reporting Requirements.  Borrowers will deliver to Agent:

(a)        within 20 days after the end of each month, company prepared consolidated and consolidating financial statements of Borrowers’ business for such previous month, consisting of a balance sheet, income statement, and consolidating schedules as of the end of such month, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments;

(b)        within 120 days after the close of each fiscal year, commencing with the fiscal year ending December 31, 2008, consolidated and consolidating financial statements of Borrowers and their consolidated Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement and statement of cash flow of Borrowers and their consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Borrowers and acceptable to Agent and accompanied by the unqualified opinion of such accountant; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Borrowers and their consolidated Subsidiaries prepared by such certified public accounting firm.

(c)        the documents required to be furnished pursuant to Section 3.3 of this Agreement;

(d)        within 20 days after the end of each month, for the month then ending, reports in form and substance satisfactory to Agent, as required pursuant to Section 3.3, setting forth an aging of Receivables, Schedule of Receivables and Assignment, an Availability Statement, covenant compliance certificate, books and records consisting of data tape information and also such other documentation and information promptly after request therefor by Agent

(e)        copies of C&F Financial Corporation’s income tax returns, including any schedules attached thereto, filed with the Internal Revenue Service promptly after the filing thereof with the Internal Revenue Service, which shall include Borrowers’ income tax information on a consolidated basis; and

(f)        Within 120 days after the date of each fiscal year, an annual certificate signed by an executive officer of Borrower in the form of Exhibit J attached hereto.

Section 6.3      Books and Records.  Borrowers will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with Agent’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent.  The form of delinquency reports, the frequency with which such reports shall be submitted to Agent (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to Agent.  Agent shall have the right at any time and from time to time during regular business hours, at Borrowers’ expense, to inspect, audit, and copy the Books and Records of Borrowers and inspect and audit any Collateral.  Notwithstanding the foregoing, prior to the occurrence of an Event of Default or Default, the administrative fee paid by Borrowers pursuant to Section 2.9(a) shall cover such costs and expenses.

Section 6.4     Financial Covenants.  At all times Borrowers shall maintain the following financial covenants (based on consolidated financial statements of Borrowers and their consolidated Subsidiaries unless otherwise indicated):

(a)        EBITDA Ratio.  As of the end of each calendar month, an EBITDA Ratio of not less than 1.25 to 1.

(b)        Collateral Performance Indicator.  At all times the Collateral Performance Indicator shall be less than 17%.

(c)        Allowance for Loan Losses.  At all times the aggregate value of Borrowers’ allowance for loan losses, as calculated in accordance with GAAP, in an amount not less than the greater of (a) 5.0% of the total net outstanding Receivables or (b) net outstanding Receivables multiplied by the rolling twelve month ratio of the net charge-offs to average net Receivables outstanding during such twelve month period or (c) an amount pursuant to the recommendation of the independent certified public accountant auditing Borrowers’ financial statements.

(d)        Senior Debt to Capital Base Ratio.  At all times, a ratio of Senior Debt to Capital Base of not more than 2.25 to 1.0.

(e)        Charge-off Policy.  Receivables must be charged off (on a monthly basis) with respect to which no payment due and owing thereunder hereunder has been made for a period that is equal to or greater than 180 days, as determined on a contractual basis.

(f)        Senior EBITDA Ratio.  As of the end of each calendar month, a Senior EBITDA Ratio of not less than 3.00 to 1.

Borrowers’ failure to comply with Section 6.4(c) or Section 6.4(e) shall not, in itself, constitute an Event of Default so long as such shortfalls or losses are deducted, as contemplated by the terms of this Agreement, in the determination of the other financial covenants contained herein.

Section 6.5      Compliance With Applicable Law.

(a)        All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when Agent obtains any interest therein pursuant to this Agreement.

(b)        Each Borrower shall comply in all respects with all local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws, Environmental Control Statutes, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers; and notify Agent immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

(c)        With respect to the Environmental Control Statutes, Borrowers shall notify Agent when, in connection with the conduct of Borrowers’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Borrower or any Subsidiary with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify Agent immediately (and in detail) upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

Section 6.6      Notice of Default.  Borrowers will promptly notify Agent of the occurrence of any Default or Event of Default hereunder or under the Notes or of any fact, condition or event which, with the giving of notice, passage of time, or both, would become a Default or an Event of Default.

Section 6.7      Corporate Existence, Properties.  Borrowers will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; (b) maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of its property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with prudent business practices in the industry and furnish to Agent from time to time, upon their request therefor, evidence of same.

Section 6.8      Payment of Indebtedness; Taxes.  Borrowers will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, tax, assessment, charge, levy or claim, so contested.

Section 6.9      Notice Regarding Any Plan.  Borrowers shall furnish to Agent:

(a)        as soon as possible, and in any event within 10 days after any senior officer of Borrowers knows or has reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of a Borrower or any of their Subsidiaries, a statement of the President, Treasurer or other authorized officer of Borrowers setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation; and

(b)        promptly after receipt thereof, a copy of any notice which a Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of a Borrower to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section 6.10    Other Information.  From time to time upon request of Agent, Borrowers will furnish to Agent such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of Borrowers and their Subsidiaries as Agent may request.

Section 6.11    Litigation, Enforcement Actions and Requests for Information.  Borrowers will promptly notify Agent (a) any litigation or action instituted or, to Borrowers’ knowledge, threatened against any Borrower or any of their Subsidiaries and of the entry of any judgment or lien against any property of Borrower in an amount of $25,000 or more as to any separate action, litigation, judgment or lien instituted, threatened or entered or in an aggregate amount of $75,000 or more as to all actions, litigation, judgments, or liens instituted, threatened or entered; (b) any enforcement action or investigation instituted or, to Borrowers’ knowledge, threatened in writing, against any Borrower or any of their Subsidiaries by any Governmental Authority, including without limitation any proceeding or action to be commenced by the filing of a stipulation and consent; (c) receipt by any Borrower or any of their Subsidiaries of an “Early Warning Notice,” “Notice and Opportunity to Respond and Advise” or “Civil Investigative Demand” from the Consumer Financial Protection Bureau or similar notice or request from any other Governmental Authority; or (d) the occurrence of a Regulatory Event.

Section 6.12    Business Location, Legal Name and State of Organization.  Borrowers shall notify Agent: (a) at least 30 days prior to: (i) any proposed change in a Borrower’s principal place of business, a Borrower’s legal name or a Borrower’s state of organization; (ii) any additional places of business of any Borrower or any Subsidiaries; (iii) the change in the names in which a Borrower or any Subsidiary conducts business at each such location; and (iv) the change of a Borrower’s jurisdiction of organization; and (b) at least one Business Day prior to any proposed change in or additional custodians under any Custodian Agreement (which change in or additional custodian shall be acceptable to Agent in its sole discretion).  Upon request of Agent, Borrowers will execute and deliver such additional Custodian Agreement(s) or amendments thereto and such other additional documents, instruments and writings, and take such other action as Agent shall request to obtain, maintain or continue its perfected and first priority Lien on and security interest in the Collateral.

Section 6.13   Operations.  Borrowers shall maintain satisfactory credit underwriting and operating standards, including, with respect to each obligor of each Receivable, the completion of an adequate investigation of such obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory and meets the standards generally observed by prudent finance companies.

Section 6.14    Further Assurances.  Borrowers shall from time to time execute and deliver to Agent such other documents and shall take such other action as may be requested by Agent in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers to Agent pursuant to the terms of this Agreement, the Notes or any other Credit Documents.

Section 6.15    Chattel Paper/Jurisdictions.

(a)        Upon Agent’s written request from time to time, but in no event more frequently than once per calendar year while no Event of Default has occurred and is continuing, Borrowers shall engage outside legal counsel reasonably acceptable to Agent (at Borrowers’ sole cost and expense) to undertake a review of Receivable documentation of Borrowers and their Subsidiaries to confirm that such documentation complies with applicable law in all material respects.  Borrowers shall provide Agent with copies of such review within sixty (60) days after each such request with the results of such documentation review to be reasonably acceptable to Agent in all material respects.

(b)        Borrowers shall promptly (i) notify Agent of either (A) Borrowers or any of their Subsidiaries conducting business in any new jurisdiction, and (B) Borrowers or any of their Subsidiaries making any material modifications to its respective Receivable documentation and (ii) upon the request of Agent, provide Agent a list of jurisdictions in which Borrowers and their Subsidiaries conduct business and licenses held in each such jurisdiction.

ARTICLE  7

NEGATIVE COVENANTS

Each Borrower covenants and agrees with Agent and Lenders that until all Obligations have been indefeasibly satisfied in full and the Commitments have expired or otherwise been terminated, no

Borrower will do any of the following without the prior written consent of Agent:

Section 7.1      Payments to and Transactions with Affiliates.  (a) Make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, shareholder or director of any Borrower or any Affiliate or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any  officer, or employee of any Borrower or any Affiliate except for other transactions with or services rendered to any Affiliate of a Borrower in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms found by the board of directors of a Borrower to be fair and reasonable and no less favorable to a Borrower than would be able to obtain in a comparable arms’ length transaction with a Person not affiliated with or employed by a Borrower; provided, however, that Borrowers may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrowers’ business consistent and commensurate with industry custom and practice for the services provided by such Person.

Section 7.2      Restricted Payments.  Make any Restricted Payment, except that a Borrower may make (a) dividend and distribution payments and (b) payments of interest on Subordinated Debt not otherwise prohibited under the subordination provisions applicable to such Subordinated Debt, provided immediately prior to and after giving effect to any distribution or payment no Default or Event of Default shall exist.

Section 7.3      Indebtedness.  Borrow any monies or create any Debt except: (a) borrowings from Agent and Lenders hereunder; (b) (i) Subordinated Debt incurred prior to December 19, 2017 and (ii) Subordinated Debt incurred on or after December 19, 2017 with the prior written consent of Agent (in its sole and absolute discretion); (c) trade indebtedness in the normal and ordinary course of business for value received; (d) indebtedness and obligations incurred to purchase or lease fixed or capital assets; (e) unsecured indebtedness and obligations owing to Citizens and Farmers Bank and (f) Bank Products.

Section 7.4      Guaranties.  Guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section 7.5      Nature of Business.  Engage in any business other than the business in which such Borrower currently is engaged or make any material change in the nature of the financings which such Borrower extends, including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount.

Section 7.6      Negative Pledge.  Assign, discount, pledge, sell, grant a Lien in or otherwise dispose of or encumber any Receivables or the Collateral except (i) as contemplated by this Agreement and (ii) the Permitted Lien.  Notwithstanding the foregoing, Borrowers shall be permitted to sell Receivables in an amount not to exceed $5,000,000.00 per fiscal quarter and Agent shall release its interest in such Receivables, provided, that (i) Borrowers provide Agent and Lenders with at least ten days prior written notice of any sale of Receivables, (ii) no Default or Event of Default has occurred and is continuing and (iii) the proceeds of such sale are paid directly to Agent by wire transfer to be applied against the Obligations, as determined by Agent, in its sole and absolute discretion.

Section 7.7      Investments and Acquisitions.  (a) Make any investments in any other firm, entity or corporation; (b) enter into any new business activities or ventures not related to such Borrower’s business existing as of the date of this Agreement without providing at least thirty (30) days prior written notice to Agent and Lenders; (c) create or form any Subsidiary; or (d) purchase any Property for an amount greater than $25,000,000 in one or a series of related transactions; provided, however, (x) Borrowers shall provide written notice to Agent at least 10 days prior to each such purchase, (y) for purchases of greater than $1,000,000, all such Receivables shall be excluded from the determination of the Borrowing Base and deemed ineligible Receivables except with the written consent of Agent and (z) at least seventy five percent (75%) Borrowers’ Principal Receivables constitute Receivables secured by consumer automobiles.

Section 7.8      Compliance with Formula.  Permit the aggregate amount of all Advances outstanding at any time to exceed the Borrowing Base.

Section 7.9      Mergers, Sales, Divestitures.  Acquire all or substantially all of the assets or shares of stock of or other equity interest in any entity, be a party to any consolidation or merger or sell, transfer or otherwise dispose of any Collateral or all or any substantial part of its Property.

Section 7.10    Use of Proceeds.  Use the proceeds of any loan or advance made by Agent or Lenders hereunder for purposes other than in connection with Borrowers’ consumer lending activities.

Section 7.11    Ownership and Management.  Allow any Borrower to be owned and controlled directly or indirectly by any Person other than the existing shareholders and senior management that own and control such Borrower as of the date of this Agreement.

Section 7.12    Amendment to Subordinated Debt.  Amend or permit the amendment of the documents and instruments evidencing Subordinated Debt or make any prepayment on account of such Subordinated Debt which is not otherwise allowed to be made under the subordination provisions applicable to such Subordinated Debt.

Section 7.13    Electronic Chattel Paper Documents.  Amend or permit the amendment or termination of an Electronic Collateral Control Agreement or the Order Form without the prior written consent of Agent.

Section 7.14    Deposit Accounts.  Open or maintain any deposit accounts other than those listed on Schedule 7.14 attached hereto.

ARTICLE  8

EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

Section 8.1      Failure to Make Payments.  The failure of Borrowers to make any payment of principal or interest under the Notes or this Agreement or any other payment hereunder or in respect of any other Obligation.

Section 8.2     Information, Representations and Warranties.  If any financial statement, written information furnished or representation or warranty, certificates, document or instrument made or given by any Borrower herein or furnished in connection herewith shall be false, misleading or incorrect.

Section 8.3      Financial Covenants.  The failure of any Borrower to observe, perform or comply with any of the covenants set forth in this Agreement.

Section 8.4      Collateral.  If at any time after the grant to Agent for the benefit of Lenders of a security interest in or Lien upon any Collateral, Agent’s interest therein shall for any reason cease to be a valid and subsisting first priority Lien in favor of Agent and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein.

Section 8.5     Defaults Under Other Agreements.  Any default by any Borrower under any other agreement to which such Borrower is a party and with respect to which the amount claimed exceeds $30,000, singly or in the aggregate.

Section 8.6      Certain Events.  The occurrence of any of the following with respect to any Borrower:

(a)        Voluntary Proceedings.  It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the United States Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(b)        Involuntary Proceeding.  A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of 30 days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c)        Reportable and Other Events.  (i) The occurrence of any Reportable Event which Agent determines in good faith constitutes grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of Borrower, or any Subsidiary to meet the minimum funding standards established in Section 412 of the Internal Revenue Code of 1986, as amended.

Section 8.7      Possession of Collateral.  A judgment creditor of any Borrower shall take possession or file proceedings to attempt to take possession of any of the Collateral by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.8      Credit Documents.  An event of default (however defined) shall occur under any Credit Document or under any other security agreement, guaranty, mortgage, deed of trust, assignment or other instrument or agreement securing or supporting any obligation of any Borrower under this Agreement or under the Note.

Section 8.9      Material Adverse Change.  A material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of any Borrower shall occur.

Section 8.10    Level Two Regulatory Event.  The occurrence of a Level Two Regulatory Event which remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry.

ARTICLE  9

REMEDIES OF AGENT AND WAIVER

Section 9.1      Agent’s Remedies.  Upon the occurrence of any Event of Default or Default, Agent may, or at the direction of Required Lenders shall, cease making Advances hereunder.  Upon the occurrence of an Event of Default Agent may, or at the direction of Required Lenders shall (i) immediately terminate this Agreement or (ii) declare the Obligations immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrowers hereby expressly waive.  Upon such occurrence and/or declaration, Agent shall have, in addition to the rights and remedies given to it by the Notes and this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the UCC (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Notes or this Agreement or the documents executed in connection herewith) or demand whatsoever to Borrowers all of which are hereby expressly waived, Agent may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrowers hereby expressly waive), (b) to lawfully dispose of the whole or any part of the Receivables or any Collateral, or any other Property, instrument or document pledged as security for any Obligation at public or private sale, without advertisement or demand upon Borrowers, or upon any obligor of Receivables, the Collateral, or any other security, the same being hereby waived, except to the extent otherwise required by law, with the right on the part of Agent or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all reasonable legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement.  Any remainder of the proceeds after indefeasible satisfaction in full of the Obligations shall be distributed as required by applicable law.  Notice of any sale or disposition of Collateral shall be given to Borrowers at least 10 Business Days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers agree shall be reasonable notice of such sale or other disposition.  Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a) or (b) hereof, the Commitments shall immediately terminate and the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers hereby expressly waive.

Section 9.2      Waiver and Release by Borrowers.  To the extent permitted by applicable law, each Borrower: (a) waives (i) presentment and protest of the Notes and this Agreement or any Receivables held by Agent on which any Borrower is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by Agent of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower, and except where required hereby or by law, notice of any other action taken by Agent; and (b) releases Agent, Lenders and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of Agent, Lenders or their respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3       No Waiver.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under the Notes or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

ARTICLE  10

MISCELLANEOUS

Section 10.1    Indemnification and Release Provisions.  Each Borrower hereby agrees to defend Agent, Lenders and their directors, officers, agents, employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interests, judgments, costs, or expenses, including without limitation fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of (a) this Agreement, the making of the Loan or any Collateral, or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrower’s properties or assets and (b) the creation, generation, communication or storage of records by electronic means, the utilization by Borrowers of the RouteOne LLC services and its “Paper-In”, “Paper Out” and “Transfer of Control” processes for electronic Records, the negligence, fraudulent or willful misconduct of the Electronic Collateral Custodian in connection with any Collateral which is currently, or was formerly, evidenced by an electronic record.  Each Borrower hereby releases Agent, Lenders and their respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of Agent and Lenders.  All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitments and the repayment of the Loan.

Section 10.2    Amendments.

(a)        Neither the amendment or waiver of any provision of this Agreement or any other Credit Document, nor the consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all Lenders, do any of the following: (a) modify the Commitments of Lenders or subject Lenders to any additional obligations, (b) except as otherwise expressly provided in this Agreement, reduce the interest on any Note, (c) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (d) waive any Event of Default that occurred as a result of Borrowers’ failure to comply with Sections 6.4(a), 6.4(b) or 6.4(d), (e) subject to section (b) below, waive any Event of Default that occurred as a result of Borrowers’ failure to comply with Section 7.8, (f) amend any provision contained in Article VIII or amend Section 6.4, (g) change the percentage of the Commitments, or any minimum requirement necessary for Lenders or the Required Lenders to take any action hereunder, (h) amend or waive this Section 10.2, or change the definition of Required Lenders, (i) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrowers permitted under this Agreement, release any Liens in favor of Lenders on any portion of the Collateral, (j) permit Borrowers or any guarantor to delegate, transfer or assign any of its, his or her obligations to any Lender, (k) release or compromise the obligations of Borrowers or any guarantor to any Lender, or (l) amend the definition of “Borrowing Base” (or any defined term used in either such definition), or increase any advance rate and, provided,  further, that no amendment, waiver or consent affecting the rights or duties of Agent under any Credit Document shall in any event be effective, unless in writing and signed by Agent, as applicable, in addition to Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article 11.  In addition, Borrowers and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule 1 from time to time in the manner requested by Borrower, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided,  however, that Agent shall promptly deliver a copy of any such modification to Borrowers and each Lender.

(b)        Notwithstanding anything contained in clause (a) above, any other provision of this Agreement or whether there exists a Default or Event of Default, Agent may at its discretion and without the consent of Required Lenders, voluntarily permit the outstanding Advances at any time to exceed the Borrowing Base by up to 5.0% of the Borrowing Base for up to fifteen (15) consecutive Business Days (the “Out of Formula Loans”).  If Agent is willing in its sole and absolute discretion to permit such Out of Formula Loans, such Out of Formula Loans shall be payable on demand and shall bear interest at 2.50% per annum above the rate otherwise applicable to the Advances; provided however that, if Agent, on behalf of Lenders, permits Out of Formula Loans (and thereafter continues to make, on behalf of Lenders, Advances under such conditions), neither Agent nor Lenders shall be deemed thereby to have changed the limits contained in Section 2.1.

Section 10.3     APPLICABLE LAW.  THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO

HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

Section 10.4    Notices.  All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre-paid, return receipt requested, by reliable overnight courier or by facsimile, as follows:

If to Agent:

Wells Fargo Bank, N.A.

123 South Broad Street, 5th Floor

MAC: Y1379-059

Philadelphia, Pennsylvania 19109

Attn:     Mr. William M. Laird, Senior Vice President

Facsimile: (215) 670-6120

With a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attn:    Kevin J. Baum, Esquire

Facsimile: (215) 569-5612

If to Borrowers:

C & F Finance Company

3600 LaGrange Parkway

Toano, VA 23168

Attn:    Mr. Thomas Cherry

Facsimile:  757-741-2813

With a copy to:

Hudson & Bondurant, P.C.
P.O. Box 231

West Point, Virginia  23181
Attn:     James H. Hudson III, Esquire
Facsimile:  (804) 843-4946

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section 10.5    Termination and Release.  This Agreement shall not terminate until all amounts due under the Notes, this Agreement and any other Credit Document and other Obligations, together with all interest and costs due, shall have been indefeasible paid in full and the Commitment has expired or otherwise has been terminated.  Upon such termination and payment, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease.  Thereafter, Agent agrees to deliver to Borrowers such documents as Borrowers may reasonably request to release of record any security interest or lien of Agent in the Collateral.

Section 10.6     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Signature by facsimile or electronic transmission shall bind the parties hereto.

Section 10.7    Costs, Expenses and Taxes.  Borrowers agree to pay immediately upon demand therefor, all legal fees and out-of-pocket expenses of Agent (and following any Default or Event of Default) of each Lender related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement or any other Credit Documents and any and all waivers, amendments or modifications of any of the Credit Documents or any of the terms and provisions thereof and, following any Default or Event of Default hereunder, and, subject to Section 6.3 hereof, any and all audits and required inspections permitted under this Agreement or any other Credit Document.  Borrowers shall also pay immediately upon demand therefor all fees (including without limitation, legal fees), costs and other expenses incurred in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of Agent’s and Lenders’ rights hereunder or under any Credit Document.  In addition, Borrowers shall also pay any and all stamp and other taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Notes and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such taxes.

Section 10.8    Participation and Assignments.

(a)        This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns; provided, however that, Borrowers shall not have the right to assign or delegate their obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Agent and Lenders.

(b)        Notwithstanding subsection (c) of this Section 10.8, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans hereunder to its parent and/or to any affiliate of such Lender or to any existing Lender or affiliate thereof.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c)        Each Lender may, with the prior written consent of Agent and (if no Default or Event of Default is outstanding) with the consent of Borrowers, but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes; provided that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof) and recording in its books and records, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (ii) no such assignment shall be for less than $1,000,000 or, if less, the entire remaining Commitments of such Lender, each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Commitment of such Lender and all Loans of such Lender.  Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (“Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 10.1 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)        Within two (2) Business Days after demand by Agent, Borrowers shall execute and deliver to Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to Borrowers) a new Note or Notes to the order of the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

(e)        Each Lender may, with the prior written consent of Agent, but without the consent of any other Lender or Borrowers, sell participations to one or more parties (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided that if such Lender obtains the consents required under this clause (e) then (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or in which such Participant is participating, (C) except as otherwise expressly provided in this Agreement, reduce the interest rate applicable to the Loans or in which such Participant is participating, or (D) except as otherwise expressly provided in this

Agreement, reduce any fees payable hereunder; and provided further that Agent shall provide Borrowers with information sufficient to identify purchasers of participations to which it has consented pursuant to this paragraph (such information may be provided on a quarterly basis).

(f)        Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Advance, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(g)        In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, Agent or such Lender may disclose any information in its possession regarding Borrower, its finances and/or Property.

Section 10.9    Effectiveness of Agreement.  Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to Agent; and (b) duly signed by an authorized officer of Agent and Lender.

Section 10.10  JURISDICTION AND VENUE.  IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN POLK COUNTY, IOWA AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY.  BORROWERS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWERS.

Section 10.11  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT.

Section 10.12  REVIEW BY COUNSEL.  BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.10 AND 10.11 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS BY THEIR COUNSEL.

Section 10.13  Exchanging Information.  Borrowers understand that employees of Agent,

Lenders and their Affiliates, Wells Fargo & Company and Wells Fargo Financial, Inc. were involved in the credit decision underlying this Agreement.  Borrowers consent to the disclosure of confidential information to such employees of Agent, Lenders and their Affiliates, Wells Fargo & Company and Wells Fargo Financial, Inc. solely for such purpose and to the disclosure of such confidential information in connection with the administration of this Agreement and the transactions contemplated hereunder and for internal and external audit purposes.  Agent and Lenders shall be entitled to provide all information received by Agent and Lenders regarding Borrowers and their Affiliates, on a need to know basis, to Agent’s and Lenders’ prospective participants in the Loan and Borrowers waive any right of confidentiality they may have with respect to such exchange of such information.

Section 10.14  Acknowledgment of Receipt.  Each Borrower acknowledges receipt of a copy of this Agreement, the Notes, each Credit Document and each other document and agreement executed by Borrowers in connection with the Agreement or the Obligations.

ARTICLE  11

AGENT

Section 11.1    Appointment of Agent.

(a)        Each Lender hereby designates Wells Fargo Bank, N.A. as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note or participation, shall be deemed irrevocably to authorize Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Agent shall hold all Collateral and all payments of principal, interest, fees (other than the administrative fee payable solely for the account of Agent pursuant to Section 2.9 hereof), charges and expenses received pursuant to this Agreement or any other Credit Document for the ratable benefit of Lenders except as otherwise provided herein.  Agent may perform any of its duties hereunder by or through its agents or employees.

(b)        The provisions of this Article 11 are solely for the benefit of Agent and Lenders, and Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof (except for the applicable provision of Section 11.9(a)).  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers.

Section 11.2    Nature of Duties of Agent.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 11.3    Lack of Reliance on Agent.

(a)        Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrowers, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of Advances or at any time or times thereafter.  In addition to the foregoing, Agent agrees to provide summary reports to Lenders in connection with inspections and audits performed under Section 6.3 for informational purposes only and Agent shall not be responsible for the accuracy of any information contained therein.

(b)        Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Notes, the Credit Documents or the financial or other condition of Borrowers.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of Borrowers, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

Section 11.4    Certain Rights of Agent.  Without limiting Agent’s rights and discretion under any provision hereof, Agent shall have the right to request instructions from the Required Lenders or, as required, each of Lenders.  If Agent shall request instructions from the Required Lenders or each of Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or each of Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of Lenders, as the case may be.

Section 11.5    Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, telex teletype or telecopier message, e-mail or other electronic transmission, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.6    Indemnification of Agent.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

Section 11.7   Agent in its Individual Capacity.  With respect to its obligation to lend under this Agreement, the Advances made by it and the Notes issued to it and all of its rights and obligations as a Lender hereunder and under other Credit Documents, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity.  Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same with Lenders.

Section 11.8    Holders of Notes.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 11.9    Successor Agent.

(a)        Agent may, upon five (5) Business Days notice to Lenders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 11.9(a)) by giving written notice thereof to Lenders and Borrowers.  Upon any such resignation, the Required Lenders shall have the right, upon five (5) days notice, to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000; provided, however, that Required Lenders may, upon five days notice, replace any such successor Agent appointed by a retiring Agent.

(b)        Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  In the event Agent or its assets are taken over by any state or federal agency having jurisdiction over Agent or its assets, a majority of the Lenders other than Agent may appoint a successor Agent.

Section 11.10  Collateral Matters.

(a)        Each Lender authorizes and directs Agent to accept the other Credit Documents for the benefit of Lenders.  Agent is hereby authorized, on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Credit Document which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to the this Agreement.

(b)        Lenders hereby authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in immediately available funds and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting Property being sold or disposed of upon receipt of the proceeds of such sale by Agent if the sale or disposition is permitted under this Agreement or any other Credit Document or is made by Agent in the enforcement of its rights hereunder following the occurrence of an Event of Default or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all Lenders hereunder.  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10(b).

(c)        Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is in the possession of a custodian pursuant to the Custodian Agreement or is owned by Borrowers or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 11.10 or in any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

Section 11.11  Delivery of Information.  Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, agreements, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as requested from time to time in writing by any Lender with respect to documents, instruments, notices or other written communications from Borrowers received by and in the possession of Agent.

Section 11.12  Defaults.  Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loan to the extent the same is required to be paid to Agent for the account of Lenders) unless Agent has actual knowledge thereof or has received notice from a Lender or Borrowers specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Agent has such knowledge of or receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to Lenders.  Agent shall (subject to Article IX) take such action with respect to such Default or Event of Default or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable in the best interest of Lenders and shall, without limiting Agent’s rights or discretion under this Agreement, use reasonable efforts under the circumstances to consult with Lenders before taking any material enforcement action; and provided further that Agent shall not be required to take any such action which it determines to be contrary to law.

ARTICLE  12

INTER-BORROWER PROVISIONS

Section 12.1    Certain Borrower Acknowledgments and Agreements.

(a)        Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive this credit facility on favorable terms granted by this Agreement and other Credit Documents which would not have been available to an individual Borrower acting alone.  Each Borrower has determined that it is in its best interest to procure this credit facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Credit Documents.

(b)        Agent has advised Borrowers that it is unwilling to enter into this Agreement and the other Credit Documents and make available this credit facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Credit Documents.  Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other Credit Documents executed in connection herewith (i) because of the desirability to each Borrower of this credit facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c)        Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Credit Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 12.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such  Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 12.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

(d)        Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 12.  Borrower Agent shall make copies of such records available to Agent, upon request.

Section 12.2    Maximum Amount of Joint and Several Liability.  To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Credit Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Credit Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Credit shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 12.2 were not a part of this Agreement.

Section 12.3    Authorization of Borrower Agent by Borrowers:

(a)        Each Borrower hereby irrevocably authorizes Borrower Agent to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Credit Document and each Borrower shall be bound thereby.  This authorization is coupled with an interest and shall be irrevocable, and Agent may rely on any notice, request, information supplied by Borrower Agent, every document executed by Borrower Agent in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers.  Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b)        Borrowers acknowledge that the credit facility provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IMPORTANT: READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above

BORROWERS:	C & F FINANCE COMPANY

By:
Name:
Title:

AGENT:	WELLS FARGO BANK, N.A.

By:

LENDERS:	WELLS FARGO BANK, N.A.

By:

FIRST TENNESSEE BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

S-1

SCHEDULE I

Commitments

Lender	Commitment	Commitment
	Percentage

Wells Fargo Preferred Capital, Inc.	83.34%	$100,000,000

First Tennessee Bank, National Association	16.66%	$20,000,000